                                              EXHIBIT 11
                              LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                              COMPUTATION OF EARNINGS PER COMMON SHARE
                                                                   Year Ended
                                                                   December 31,
                                                        1992          1993         1994
                                                             (Amounts in thousands,
                                                             except per share data)
PRIMARY:
      Weighted average shares outstanding . . .        2,416           2,418         2,418
      Net effect of dilutive stock options -
       based on the treasury stock method
       using average market price . . . . . . .           --              --            --
        Total . . . . . . . . . . . . . . . . .        2,416           2,418         2,418
      Income (loss) from continuing operations.    $ (17,460)     $  (28,209)    $  (9,674)
      Less preferred dividends. . . . . . . . .        2,397           3,589         3,791
      Less Accretion for the increase in the
        redemption value of the preferred
        stock  . . . . . . . . . . . . . . . . .          --              --         6,000
      Income (loss) from continuing operations
        attributable to Common Stock . . . . . .     (19,857)        (31,798)      (19,465)
      Income (loss) from discontinued operations       1,090         (22,083)         (100)
      Extraordinary item. . . . . . . . . . . .        3,967             --            --
      Net income (loss) attributable to
      common stock  . . . . . . . . . . . . . .    $ (14,800)     $  (53,881)    $ (19,565)
      Income (loss) per common share:
        Continuing operations . . . . . . . . .    $   (8.20)     $   (13.15)    $   (8.05)
        Discontinued operations . . . . . . . .         0.45           (9.15)        (0.04)
        Extraordinary item. . . . . . . . . . .         1.65              --            --
        Net income. . . . . . . . . . . . . . .    $   (6.10)     $   (22.30)    $   (8.09)
FULLY DILUTED:
      Weighted average shares outstanding . . .        2,416           2,418         2,418
      Net effect of dilutive stock options -
        based on the treasury stock method
        using the year-end market price,
        if higher than average market price . .           --              --            --
      Assumed conversion of convertible
      Subordinated 7-5/8% debentures  . . . . .           --              --            --
        Total . . . . . . . . . . . . . . . . .        2,416           2,418         2,418
      Income (loss) from continuing operations.    $ (17,460)     $  (28,209)    $  (9,674)
      Less preferred dividends. . . . . . . . .        2,397           3,589         3,791
      Less Accretion for the increase in the
        redemption value of the preferred
        stock . . . . . . . . . . . . . . . . .           --              --         6,000
      Income (loss) from continuing operations,
       attributable to Common Stock . . . . . .      (19,857)        (31,798)      (19,465)
      Income (loss) from discontinued operations       1,090         (22,083)         (100)
      Extraordinary item. . . . . . . . . . . .        3,967              --            --
      Net income (loss) attributable to
      Common Stock . . . . . . . . . . . . . .     $ (14,800)     $  (53,881)    $ (19,565)
      Income per common share:
        Continuing operations . . . . . . . . .    $   (8.20)     $   (13.15)    $   (8.05)
        Discontinued operations . . . . . . . .         0.45           (9.15)        (0.04)
        Extraordinary items . . . . . . . . . .         1.65              --            --
        Net income. . . . . . . . . . . . . . .    $   (6.10)     $   (22.30)    $   (8.09)

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